                               HIGHLY CONFIDENTIAL


                                   May 6, 1998


Ms. Sophia Bilinsky
5 Natasha Court
Sparta, New Jersey 07871

Dear Sophia:

On behalf of the Board of Directors of U.S. HomeCare Corporation (the "Company" or "USHO"), I am pleased to offer you the position of President and Chief Executive Officer of USHO. You will be responsible for the operations and management of USHO and will report directly to the Board of Directors. You will also be appointed to the Board of Directors at the regularly scheduled Board Meeting following the Annual Meeting of Shareholders on June 11, 1998.

In accepting the position, you agree that this responsibility shall be your full-time and primary means of employment and that you will apply your professional energies on a full-time basis to the execution of your responsibilities with the Company. In your role, you will be the recipient of information of a confidential nature regarding the Company and it is understood that such information shall remain confidential during and after your employment by the Company. Your employment with USHO will commence on May 15, 1998 ("DOE") and you will be elected as the President and Chief Executive Officer of USHO within four weeks thereafter (the "CEO DOE"). We will mutually determine the extent of your responsibilities during the period between your DOE and your CEO DOE ("Transition Period"). Your employment with the Company will be of no specific duration and you will be an "at will" employee, which means you may resign for any reason at any time, without notice and the Company may terminate your employment for any reason at any time, without notice, with or without cause. The basic terms of your employment are as follows:

      1. Compensation.

            a. Base Salary. During the Transition Period you will be paid at the rate of $1,000 per month, payable biweekly at $500.00 gross and subject to proper withholding as per the W-4 you file with the Company. Commencing with your CEO DOE through the remainder of calendar 1998, you will be paid a Base Salary at the rate of $200,000 per year, payable biweekly at $7,692.31 gross and subject to proper withholding as per the W-4. There will be no adjustment to Base Salary during calendar 1998. Any increases in Base Salary in the future will be determined by the Board of Directors or the Compensation Committee. While you serve as President and Chief Executive Officer, in no event shall you be paid a Base Salary at a rate less than $200,000 per year.

            b. Annual Cash Incentive Compensation. Subject to paragraph (c) below, for calendar year 1998, your Target Bonus will be equal to 50% of Base Salary (or $100,000), prorated accordingly for the calendar year (if CEO DOE is May 1, 1998, your Target Bonus would be eight-twelfths of $100,000). Details, including future Target Bonus levels, will be established by the Compensation Committee annually in connection with the approval of the USHO annual budget. The initial criteria upon which a Target Bonus will be paid will be in line with the following guidelines:

         % of Target Bonus          Criteria
         -----------------          --------
              33.33%                Achieving Plan for USHO EBITDA (taking
                                    EPS into consideration)
              33.33%                Achieving Plan for Revenue
              33.34%                Board assessment of your performance in
                                    building the organization

The Compensation Committee will develop a simple performance scale, with 0% of Target Bonus if less than 90% of Plan is achieved and up to a 50% premium of Target Bonus for performance that is 25% greater than Plan.

            c. Guaranteed Bonus. For calendar years 1998 and 1999 you are guaranteed to receive $100,000 of your Target Bonus, prorated accordingly, payable biweekly at $3,809.49 (if a May 1, 1998 CEO DOE) gross and subject to proper withholding as per the W-4 for calendar year 1998 and payable biweekly at $3,846.15 gross and subject to withholding as per the W-4 for calendar year 1999.

            d. Stock Options. As of your DOE, you will be granted stock options to purchase an aggregate of 500,000 shares of USHO Common Stock, subject to the following terms:

                  i.    Maximum Term: 7 years

                  ii.   Exercise Price: $.50 per share

                  iii. Vesting: 166,668 shares on CEO DOE 166,666 shares each on first anniversary and second anniversary of CEO DOE

                        100% vesting on Change of Control if option is not assumed in connection with the Change of Control or you are involuntarily terminated within 18 months of the Change of Control, as set forth in Article Two of the Company's 1995 Stock Option/Stock Issuance Plan, as amended (the "Plan")

                  iv. Expiration: each installment must be exercised within 5 years of vesting

                  v.    Cashless exercise permitted

                  vi. Anti-dilution protection for stock splits and stock dividends in accordance with the Plan.

The terms of this option will be more fully set forth in a separate option agreement between USHO and you. You will also be eligible to receive such additional annual option grants that may be granted by the Compensation Committee from time to time to the Company's senior management team.

      2. Severance.

            a. Termination. If your employment as President and Chief Executive Officer of USHO is terminated without "good cause," USHO will for one year from the last day of employment: (1) continue to pay you an amount equal to your then current Base Salary on a monthly basis, and (2) continue your benefits as described in paragraph 3 below (other than the 401(k) plan) unless and until you commence full-time reemployment. "Good Cause" means gross misconduct, gross neglect of duties, acts involving moral turpitude, material breach by you of the terms of this letter if not cured within ten (10) days after notice from the Company, or any act or omission involving fraud, embezzlement, or misappropriation of any property or proprietary information of the Company by you.
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            b. Change of Control. In the event of a Change of Control of USHO during your employment, you will be entitled to the payments described in paragraph 2.a. unless you elect to continue employment with the successor company. "Change of Control" shall mean a consolidation or merger in which USHO stockholders do not own 50% of the outstanding shares after the transaction, or sale of all or substantially all of the assets of USHO, or other transaction in which substantially all of the outstanding shares of USHO Common Stock are exchanged for securities, cash or other property of any other corporation or business entity.

      3. Benefits. During your employment, you will be eligible to participate in the USHO health insurance program and any other benefits that pertain to key executives of USHO, including the 401(k) plan. In addition, USHO will provide you with substantially the same life insurance and long-term disability insurance coverage provided to you in your current employment.

If the terms of this letter are acceptable, please sign this letter at the bottom of this page and return it to Jay C. Huffard. An original of this letter is enclosed for your records.


                                          Very truly yours,

                                          U.S. HomeCare Corporation



                                                /s/ Jay C. Huffard
                                          --------------------------------------
                                          Jay C. Huffard
                                          President, Chief Executive Officer
                                          and Chairman of the Board


                                                /s/ W. Wallace McDowell, Jr.
                                          --------------------------------------
                                          W. Wallace McDowell, Jr.
                                          Chairman, Compensation Committee


ACCEPTED AND AGREED:


      /s/ Sophia Bilinsky
-------------------------------------
Sophia Bilinsky


Date: May 6, 1998
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